EXHIBIT 10.2

DATED 15 AUGUST, 2006

SOTHEBY’S

and

ROBIN WOODHEAD

SERVICE AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	TERM OF EMPLOYMENT	2

3	NOTICE	2

4	REMUNERATION	2

5	PENSION SCHEME	2

6	VALUE CREATION PLAN	3

7	OTHER BENEFITS	3

8	COMPANY CAR/CAR ALLOWANCE	3

9	ILLNESS	3

10	TERMINATION OF EMPLOYMENT	4

11	SUSPENSION AND GARDEN LEAVE	5

12	RESIGNATION AND RETURN OF COMPANY PROPERTY	5

13	RECONSTRUCTION OR AMALGAMATION	6

14	SEVERANCE AGREEMENT	6

15	SEVERABILITY	6

16	THIRD PARTIES	6

17	STATUTORY INFORMATION	6

18	MISCELLANEOUS	6

SCHEDULE Statement Of Particulars Pursuant To The Employment Rights Act 1996		8

EXHIBIT A		9

THIS AGREEMENT is made on 15 August, 2006

BETWEEN:

(1)	SOTHEBY’S whose registered office is at 34-35 New Bond Street, London, W1A 2AA (the “Company”); and

(2)	ROBIN WOODHEAD of 23 Onslow Court, Drayton Gardens, London, SW10 9RL (the “Executive”).

RECITAL

The Company shall employ the Executive and the Executive shall serve the Company as the Chief Executive Officer of the Company on the following terms and subject to the following conditions (the “Agreement”):

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Associated Company”

(a)

a company which is not a Subsidiary of the Parent but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least twenty per cent (20%) by the Parent or one of its Subsidiaries; or

(b) a Subsidiary (as defined below)

“Board”

the board of directors for the time being of the Company;

“Cause”

any of the events or circumstances described in clause 3 below;

Group”

the Parent and its subsidiaries and Associated Companies for the time being and “Group Company” means any one of them;

“Parent”

Sotheby’s, Inc. or any other company which is for the time being the ultimate holding company of the Company within the meaning of s736 of the Companies Act 1985

“Regulations”

the Working Time Regulations 1998

“Subsidiary”

a Subsidiary within the meaning of s736 of the Companies Act 1985.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.4	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.5	Where appropriate, references to the Executive include his personal representatives.

2	TERM OF EMPLOYMENT

2.1	The employment of the Executive commenced on 7 January 1998 and is subject to termination in accordance with clause 3 below.

2.2	Notwithstanding clause 3 below the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65.

3	NOTICE

3.1

The Company may terminate the Executive’s employment on giving to him not less than 12 months’ notice in writing. The Executive may terminate his employment on giving the Company not less than 6 months’ notice in writing.

4	REMUNERATION

4.1

The Company shall pay to the Executive a salary at the rate of two hundred and sixty two thousand, three hundred and fifty pounds (£262,350) gross per year inclusive of any directors’ fees payable to him. The Company may review your salary in January. Salary increases, if any, will be at the Company’s discretion.

4.2	The Executive’s salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the 28th day of each month.

4.3	The Executive’s annual incentive bonus target, with effect from 1 January 2006, is £200,000. The criteria for bonus awards under the incentive bonus plan may vary from time to time.

4.4

The Executive shall participate in the Sotheby’s Executive Bonus Plan (EBP) with a minimum award if the minimum performance standards are met of £100,000, and a maximum award if maximum performance standards are met of £400,000. Any awards under the EBP may be paid to the Executive wholly by way of Restricted Shares.

4.5	Any bonus will continue to accrue during any period of notice, except as otherwise provided in clause 11 below.

5	PENSION SCHEME

5.1

The Company operates a contributory occupational pension scheme, the final salary section of which the Executive shall remain a member in accordance with the provisions of its trust deed and rules from time to time in force. The full terms of the scheme (which include the Company’s right to alter or terminate the scheme) are set out in the trust deed and rules, copies of which are available to the Executive on request from Human Resources.

5.2	A contracting-out certificate is in force in respect of the Executive’s membership of the Sotheby’s Pension Scheme.

6	VALUE CREATION PLAN

6.1

Upon execution of the Agreement, you will receive a special one-time grant under the Sotheby’s 2003 Restricted Stock Plan of 38,344 shares of restricted stock (the “VCP Shares”), which will vest subject to the satisfaction of certain performance criteria, as described in Exhibit A.

7	OTHER BENEFITS

7.1	The Executive is entitled to membership of the following schemes (each referred to below as an “insurance scheme”):

	7.1.1	a medical expenses insurance scheme providing such cover for the Executive as the Company may from time to time notify to him;

	7.1.2	a salary continuance on long-term disability insurance scheme providing such cover for the Executive as the Company may from time to time notify to him;

7.1.3

a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Agreement continues; the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s basic annual salary at his death;

7.2

Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

7.3

Any insurance scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age provided always that any variation to the current arrangements shall not be made so as to treat the Executive materially less favourably than other members of the Board of the Company.

7.4

Without prejudice to any right the Executive many have in respect of damages or compensation, the provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

8	CAR ALLOWANCE

The Company shall provide the Executive with a non-pensionable car allowance of fifteen thousand pounds (£15,000) gross per annum payable monthly in arrears, together with payment of salary pursuant to clause 4, with effect from 1 January 2006.

9	ILLNESS

9.1

The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 6 months in any 12 consecutive months.

9.2

Thereafter the Executive shall continue to be paid salary at the discretion of the Company provided that if such absence shall aggregate 26 weeks in any 52 consecutive weeks the Company may terminate the employment of the Executive with immediate effect provided always that the Company shall not terminate the employment by reason of his illness or absence where to do so would deprive him of any rights under the insurance scheme referred to at clause 7.1.2.

9.3

If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company, not exceeding the total sick pay that has been paid to the Executive by the Company.

9.4

The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

10	TERMINATION OF EMPLOYMENT

10.1	The employment of the Executive may be terminated by the Company without notice if the Executive:

	10.1.1	is guilty of any serious misconduct or any other conduct which affects or is likely to affect materially and prejudicially the interests of the Company or any Group Company; or

	10.1.2	commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement; or

	10.1.3	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

	10.1.4	is convicted of with any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

	10.1.5	is disqualified from holding office in the Company by reason of an order of a court of competent jurisdiction; or

	10.1.6	shall become of unsound mind or become a patient under the Mental Health Act 1983; or

10.1.7

is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future relevant statutory enactment or regulations relating to insider dealings; or

10.1.8

ceases to be a director of the Company otherwise than (a) at the request of the Company or any Associated Company or (b) as a result of any failure to procure his continuance as a statutory director or his reappointment or re-election as a director following any retirement under the documentation governing the Company

10.2	Any delay by the Company in exercising the right to terminate without notice is not a waiver thereof.

11	SUSPENSION AND GARDEN LEAVE

11.1	The Company may suspend the Executive on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.

11.2

Provided the Executive continues to enjoy his full contractual benefits, except to the extent set out in this clause and clause 11.3 below, and receive his pay (including pro rata bonus calculated at the rate of his most recently communicated incentive bonus target for any portion of his notice period in respect of which he does not otherwise receive an incentive bonus) in accordance with this Agreement, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

11.2.1	exclude the Executive from the premises of the Company and/or the Group;

11.2.2	require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

11.2.3

announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be). The Company undertakes to consult with the Executive over the content of any such announcement with a view to reaching agreement on its contents provided that if no such agreement is reached, the Company may make such announcement as it in its sole discretion may determine.

11.2.4

prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until his employment has terminated except to the extent he is authorised to do so by his manager in writing or purely socially;

11.2.5	require the Executive to resign his directorship of any Group Company;

11.2.6	require the Executive to comply with any other reasonable conditions imposed by the Company.

The Executive will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.

11.3

Any unvested VCP Shares or any other restricted stock or options granted to the Executive, shall continue to vest subject to satisfaction of any applicable performance or other criteria, for a period of six months after notice of termination is given by either party. No such stock or options will vest during the remainder of any notice or garden leave period.

12	RESIGNATION AND RETURN OF COMPANY PROPERTY

12.1	Upon the termination by whatever means of this Agreement the Executive shall:

	12.1.1	immediately resign from his office as a director of the Company and from such offices held by him in any Group Company without claim for compensation; and

12.1.2

immediately deliver to the Company all credit cards motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control.

12.2

If the Executive fails to comply with clause 11.2.5 and 12.1.1 the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

12.3	The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company.

13	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement.

14	SEVERANCE AGREEMENT

Notwithstanding any other provision of the Agreement, if your employment by the Company is terminated and as a result of such termination you become eligible to receive payments and/or benefits under the Sotheby’s, Inc. Severance Plan, then you shall be entitled to receive and retain the full amount payable to you under the terms of such Plan, but the amount you receive under such Plan shall reduce (but not below zero) the amounts you shall be entitled to receive pursuant to this Agreement.

15	RESTRICTIVE COVENANTS

You agree to the restrictive covenants set out at Exhibit B to this agreement. These supersede any and all non-competition related agreements between you and the Company, the Parent or any Associated Company which shall be of no further force or effect.

16	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

17	THIRD PARTIES

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

18	STATUTORY INFORMATION

Schedule 1 to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

19	MISCELLANEOUS

19.1	This Agreement is governed by and shall be construed in accordance with the laws of England.

19.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts.

19.3

This Agreement must be construed together with all other arrangements currently in force between you and the Company or any Group Company, including but not limited to the Pensions Letter dated 5 July 2006, Confidentiality Agreement, Disclosure Statement, Severance Plan letter dated 28 September 2000, and pension letter dated 5 January 2004.

19.4	The Executive authorises the Company to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Company or any Group Company.

SCHEDULE 1

Statement Of Particulars Pursuant To The Employment Rights Act 1996

1

The Executive’s period of continued employment commenced on 7 January 1998. A period of employment with a previous employer does not count as part of the Executive’s continuous employment with the Company.

2

There is no formal disciplinary or grievance procedure applicable to this position. Any grievance which the Executive wishes to exercise or any disciplinary action taken by the Company will be dealt with by the President and Chief Executive Officer of Sotheby’s, a Delaware corporation. If the Executive is dissatisfied with any decision he can within five (5) working days of that decision appeal to the Board whose decision shall be final and binding. For the avoidance of doubt any disciplinary or grievance procedure does not form part of the Service Agreement.

3	The Executive may be required to work overseas for periods exceeding one (1) month but there are currently no particulars to be entered.

4	The Company is not a party to any collective agreement which affects the Executive’s employment.

Signed as a Deed by Sotheby’s acting by:

George Bailey Managing Director	Tom Christopherson Company Secretary

Signed as a Deed by Robin Woodhead in the presence of:

Witness signature:

Name:	ALEXANDRA L. MEDLIN

Address:	FOXGLOVE COTTAGE, NEWTOWN

COMMON, NEWBURY, BEARS RG209AS

Occupation:	PERSONAL ASSISTANT

Exhibit A

          Subject to the satisfaction of the performance criteria described below, 60% of the VCP Shares will vest on the third anniversary of the date of grant (the “2009 Vesting Date”) and the remaining 40% of the VCP Shares will vest on June 30, 2011 (the “2011 Vesting Date”). VCP Shares will vest on the 2009 Vesting Date if either (i) the compound annual growth rate (“CAGR”) in the common stock of Sotheby’s, including dividends, shall have been equal to or greater than 7.2% per annum from July 1, 2006 through June 30, 2009 or (ii) the cumulative CAGR of Sotheby’s net income shall have been equal to or greater than 10% per annum through the 12 months ended June 30, 2009 as compared with Sotheby’s net income for the 12 months ended June 30, 2006. VCP Shares will vest on the 2011 Vesting Date if either (i) the CAGR in Sotheby’s common stock, including dividends, shall have been equal to or greater than 7.2% per annum from July 1, 2006 through June 30, 2011 or (ii) the cumulative CAGR of Sotheby’s net income shall have been equal to or greater than 10% through the 12 months ended June 30, 2011 as compared with Sotheby’s net income for the 12 months ended June 30, 2006. If the performance criteria for the 2009 Vesting Date shall not have been satisfied by that date, but the performance criteria for the 2011 Vesting Date are satisfied, then 100% of the VCP Shares will vest on the 2011 Vesting Date. If your employment is terminated prior to the 2011 Vesting Date by the Company otherwise than pursuant to Clause 10 of the Agreement or as a result of your death or pursuant to clause 9 of the Agreement, (i) if the performance criteria for either or both of the 2009 Vesting Date or the 2011 Vesting Date have already been satisfied as of the date of termination of employment, the VCP Shares that would otherwise vest on the applicable measurement date will vest immediately and (ii) if the performance criteria have not yet been satisfied for either the 2009 Vesting Date or the 2011 Vesting Date, but have been satisfied through the end of all full 12-month periods ending June 30 occurring prior to the date of termination of employment, then a fraction of the VCP Shares shall vest immediately, the numerator of such fraction being the number of full 12-month periods ending June 30 for which the performance criteria have been satisfied and the denominator of such fraction being 5.

          For purposes of measuring the CAGR in Sotheby’s common stock, the value of such common stock as of July 1, 2006 shall be the average of the closing price of Sotheby’s common stock on the New York Stock Exchange during the 30 calendar days prior to the date of grant of the VCP Shares and the value of such common stock at the end of each measurement period shall be the daily average of the closing price of Sotheby’s common stock on the New York Stock Exchange during the 30 calendar days prior to the end of such measurement period.

          The cumulative CAGR in Sotheby’s net income for any measurement period will be deemed to be equal to or greater than 10% if the actual cumulative net income (net of any net loss) of Sotheby’s for such measurement period equals or exceeds Sotheby’s net income for the 12 months ended June 30, 2006, compounded at the rate of 10% per annum for the number of 12 month periods in such measurement period.

          For purposes hereof, net income shall be determined in accordance with generally accepted accounting principles in the United States (“GAAP”); provided, however, that consistent with Sotheby’s objective to reward its executives based on the normalized operating performance of Sotheby’s, the Compensation Committee shall have the discretion to adjust Sotheby’s net income to account for extraordinary or unforeseen business events or developments during any measurement period, including, but not limited to, income or loss from discontinued operations, gains or losses from the sale of significant assets or business units, restructurings, asset impairments, unusual adjustments to tax valuation reserves, special charges, extraordinary items as defined by GAAP, material changes in GAAP or other nonrecurring events. Notwithstanding the foregoing, no adjustment shall increase the amount of compensation otherwise payable if such increase is prohibited by Section 162(m) of the Internal Revenue Code.

Exhibit B

NON-COMPETITION AGREEMENT

Dear Robin

Sotheby’s (together with its subsidiaries and affiliates, the “Corporation”) has offered you a revised service agreement dated       August 2006. This service agreement is contingent upon your executing this Non-Competition Agreement (the “Agreement”).

As you are aware, the Corporation is in a highly competitive business, and the protection of its confidential information and customer relations is critical to its business success. In consideration for the Corporation’s revised service agreement for you, you and the Corporation hereby agree as follows:

1.

For the longer of (i) six (6) months following the termination of your employment with the Corporation for any reason or (ii) twelve (12) months following the date on which any notice period begins pursuant to your employment agreement, you will not, without the consent of the Corporation, (i) directly or indirectly within the United Kingdom, France, Belgium, Switzerland, Germany, Netherlands, Spain, Italy, Hong Kong, and/or New York engage in the live or on-line Art Auction Business or any other business in which the Corporation is engaged as at the date of termination of your employment and in which you have participated at any time during the twelve (12) months immediately prior to the termination of your employment whether such engagement is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation. For purposes of this Agreement, the Art Auction Business involves auctions of property in the collecting categories that the Corporation offers for sale in its core business at the time of termination; or (ii) canvas or solicit business or approach or deal with any client or prospective client of the Corporation in respect of the live or on-line Art Auction Business or any other business in which the Corporation is engaged as at the date of termination of your employment and in which you have participated at any time during the twelve (12) months immediately prior to the termination of your employment; or (iii) in competition with the business of the Corporation, recruit, solicit or induce any key employee to terminate his or her employment with, or otherwise diminish their relationship with, the Corporation, or hire or assist another person or entity to hire any employee of the Corporation or any person who within the twelve (12) months immediately preceding the termination of your employment had been such a key employee of the Corporation and with whom you had had material dealings.

For the purposes of this clause “key employee” means any employee of the Corporation who has had substantial access to or knowledge of confidential aspects of the business of the Corporation and is a deputy director, director, senior director or board director. Notwithstanding the foregoing, the Corporation in its sole discretion may upon receipt of a written request from you waive any or all of this restriction over employment in which you plan to engage taking into account, among other things, (i) the nature of your planned employment; (ii) the nature of your work for the Corporation; and (iii) the business in which your planned employer engages.

2.

You agree that the restrictions contained in Paragraph 1 are reasonable. However, if at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographic scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time period, geographic scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable under United Kingdom law.

3.

You acknowledge and agree that the Corporation’s remedies at law for a breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach, in addition to any remedies at law, the Corporation shall be entitled to obtain equitable relief in the form of specific performance, temporary or permanent injunction or any other equitable remedy which may then be available.

4.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the United Kingdom, and you consent to the jurisdiction of the courts situated in the United Kingdom for the purpose of adjudicating any dispute relating to this Agreement. Any waiver or amendment of any provision of this Agreement shall be in writing and signed by both parties.

5.	This Agreement hereby supersedes any and all non-competition related agreements between you and the Corporation which shall be of no further force or effect.

If the foregoing correctly sets forth our understanding with respect to the matters covered by this Agreement, please indicate your agreement by signing in the space provided below.

Very truly yours,

SOTHEBY’S

By

Susan Alexander
Executive Vice President
Human Resources

The undersigned hereby acknowledges and agrees to the foregoing provisions of this Agreement.

ROBIN WOODHEAD

Date: August 15th, 2006